As filed with the Securities and Exchange Commission on July 1, 2009
Registration No. 333-159137

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Otter Tail Corporation
(Exact name of registrant as specified in its charter)

Minnesota	27-0383995
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
215 South Cascade Street, Box 496
Fergus Falls, Minnesota 56538-0496
(866) 410-8780
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
George A. Koeck, Esq.
General Counsel and Corporate Secretary
215 South Cascade Street, Box 496
Fergus Falls, Minnesota 56538-0496
(866) 410-8780
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Gary L. Tygesson, Esq.
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
(612) 340-8753

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (this “Amendment”) to that certain Registration Statement on Form S-3 (Reg. No. 333-159137) (the “Registration Statement”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by Otter Tail Corporation, a Minnesota corporation (“Otter Tail Holding”), as the successor registrant to Otter Tail Corporation, a Minnesota corporation (“Predecessor Registrant”), to reflect a reorganization of the Predecessor Registrant into a holding company structure.
The new holding company structure was effected on July 1, 2009 pursuant to a merger (the “Merger”) implemented pursuant to Section 302A.626 of the Minnesota Business Corporation Act and a Plan of Merger among the Predecessor Registrant, Otter Tail Holding (formerly Otter Tail Holding Company, a Minnesota corporation and direct subsidiary of the Predecessor Registrant) and Otter Tail Merger Sub Inc., a Minnesota corporation and indirect subsidiary of the Predecessor Registrant and direct subsidiary of Otter Tail Holding (“Merger Sub”) whereby, among other things, the Predecessor Registrant was merged with Merger Sub and the Predecessor Registrant was the surviving corporation under the name “Otter Tail Power Company.”
As a result of the Merger, the Predecessor Registrant became a direct, wholly owned subsidiary of Otter Tail Holding and Otter Tail Holding is the successor issuer to the Predecessor Registrant pursuant to Rule 414 under the Securities Act. Immediately following the Merger, Otter Tail Holding changed its name to Otter Tail Corporation.
In the Merger, each issued and outstanding common share of the Predecessor Registrant was converted into one common share of Otter Tail Holding, par value $5 per share, and each issued and outstanding cumulative preferred share of the Predecessor Registrant was converted into one cumulative preferred share of Otter Tail Holding having the same designations, rights, powers and preferences. In connection with the Merger, each person that held rights to purchase, or other rights to or interests in, common shares of the Predecessor Registrant under any stock option, stock purchase or compensation plan or arrangement of the Predecessor Registrant immediately prior to the Merger holds a corresponding number of rights to purchase, and other rights to or interests in, common shares of Otter Tail Holding, par value $5 per share, immediately following the Merger.
In accordance with paragraph (d) of Rule 414 under the Securities Act, Otter Tail Holding hereby expressly adopts the Registration Statement, including the Prospectus contained in Part I thereof, as its own registration statement except as amended by this Amendment, for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

PROSPECTUS
Common Shares
Cumulative Preferred Shares
Depositary Shares
Debt Securities
Securities Warrants
Units

     We may offer for sale, from time to time, either separately or together in any combination, the securities described in this prospectus. This prospectus provides you with a general description of the securities we may offer. Each time we sell any of these securities, we will provide one or more prospectus supplements containing specific information about the terms of that offering. The prospectus supplements may also add, update or change information contained in this prospectus. If information in the prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and will supersede the information in this prospectus. You should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you invest.
     We may offer and sell these securities directly or to or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution including names of any underwriters, agents or dealers.
     This prospectus may not be used to carry out sales of securities unless accompanied by a prospectus supplement.
     Our common shares are traded on the NASDAQ Global Select Market under the symbol “OTTR.”

Investing in our securities involves risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 1, 2009.

     All references in this prospectus to “Otter Tail,” “we,” “us,” “our,” “our company” and “the corporation” are to Otter Tail Corporation including our consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.
     All references in this prospectus to “$,” “U.S. Dollars” and “dollars” are to United States dollars.
ABOUT THIS PROSPECTUS
     This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (“Securities Act”). Under this shelf registration, we may sell any of the securities described in this prospectus. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities we are offering under this prospectus. You can read that registration statement at the SEC web site at http://www.sec.gov or at the SEC office mentioned under the heading “Where You Can Find More Information.”
     This prospectus provides you with a general description of the securities we may offer. Each time we sell any of these securities, we will provide one or more prospectus supplements containing specific information about the terms of that offering. The prospectus supplements may also add, update or change information contained in this prospectus. If information in the prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and will supersede the information in this prospectus. You should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you invest.
     You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.
     You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on its front cover.
     Neither we nor anyone acting on our behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

RISK FACTORS
     You should carefully consider the risks and uncertainties described below and any risk factors in any accompanying prospectus supplement and in our reports to the SEC incorporated by reference into this prospectus, as well as the other information included or incorporated by reference in this prospectus and any accompanying prospectus supplement, before deciding whether to purchase any securities we may offer.
Risks Related to our Business
General
Federal and state environmental regulation could require us to incur substantial capital expenditures and increased operating costs.
     We are subject to federal, state and local environmental laws and regulations relating to air quality, water quality, waste management, natural resources and health safety. These laws and regulations regulate the modification and operation of existing facilities, the construction and operation of new facilities and the proper storage, handling, cleanup and disposal of hazardous waste and toxic substances. Compliance with these legal requirements requires us to commit significant resources and funds toward environmental monitoring, installation and operation of pollution control equipment, payment of emission fees and securing environmental permits. Obtaining environmental permits can entail significant expense and cause substantial construction delays. Failure to comply with environmental laws and regulations, even if caused by factors beyond our control, may result in civil or criminal liabilities, penalties and fines.
     Existing environmental laws or regulations may be revised and new laws or regulations may be adopted or become applicable to us. Revised or additional regulations, which result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from customers, could have a material effect on our results of operations.
Volatile financial markets and changes in our debt ratings could restrict our ability to access capital and increase borrowing costs and pension plan expenses.
     We rely on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If we are not able to access capital at competitive rates, our ability to implement our business plans may be adversely affected. Market disruptions or a downgrade of our credit ratings may increase the cost of borrowing or adversely affect our ability to access one or more financial markets.
     Disruptions, uncertainty or volatility in the financial markets can also adversely impact our results of operations, the ability of customers to finance purchases of goods and services, and our financial condition as well as exert downward pressure on stock prices and/or limit our ability to sustain our current common stock dividend level.
     Changes in the U.S. capital markets could also have significant effects on our pension plan. Our pension income or expense is affected by factors including the market performance of the assets in the master pension trust maintained for the pension plan for some of our employees, the weighted average asset allocation and long-term rate of return of our pension plan assets, the discount rate used to determine the service and interest cost components of our net periodic pension cost and assumed rates of increase in our employees’ future compensation. If our pension plan assets do not achieve positive rates of return, or if our estimates and assumed rates are not accurate, our earnings may decrease because net periodic pension costs would rise and we could be required to provide additional funds to cover our obligations to employees under the pension plan.
     As of December 31, 2008, our defined benefit pension plan assets had declined significantly since December 31, 2007. We are not required to make a mandatory contribution to the pension plan in 2009. However, if the market value of pension plan assets continues to decline and relief under the Pension Protection Act is no longer granted, we could be required to contribute additional capital to the pension plan.
Any significant impairment of our goodwill would cause a decrease in our assets and a reduction in our net operating performance.
     We had approximately $106.8 million of goodwill recorded on our consolidated balance sheet as of December 31, 2008. We have recorded goodwill for businesses in each of our business segments, except for our electric utility, Otter Tail Power Company (the “electric utility”). If we make changes in our business strategy or if market or other conditions adversely affect operations in any of these businesses, we may be forced to record an impairment charge, which would lead to decreased assets and a reduction in net operating performance. Goodwill is tested for impairment annually or whenever events or changes in circumstances indicate impairment may have occurred. If the testing performed indicates that impairment has occurred, we are required to record an impairment charge for the difference between the carrying value of the goodwill and the implied fair value of the goodwill in the period the determination is made. The testing of goodwill for impairment requires us to make significant estimates about our future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry or market conditions, changes in business operations, future business operating performance, changes in competition or changes in technologies. Any changes in key assumptions, or actual performance compared with key assumptions, about our business and its future prospects or other assumptions could affect the fair value of one or more business segments, which may result in an impairment charge.
     We currently have $24.3 million of goodwill and a $3.3 million nonamortizable trade name recorded on our balance sheet related to the acquisition of Idaho Pacific Holdings, Inc. (“IPH”) in 2004. If conditions of low sales prices, high energy and raw material costs and a shortage of raw potato supplies return, as experienced in 2006, or operating margins do not improve according to our projections, the reductions in anticipated cash flows from this business may indicate that its fair value is less than its book value resulting in an impairment of some or all of the goodwill and nonamortizable intangible assets associated with IPH and a corresponding charge against earnings.
     We currently have $12.3 million of goodwill and $4.9 million in nonamortizable trade names recorded on our balance sheet related to the acquisition of ShoreMaster, Inc. (“ShoreMaster”) and its subsidiary companies. If current economic conditions continue to impact the amount of sales of waterfront products and ShoreMaster is not successful with reorganizing and streamlining its business to improve operating margins according to our projections, the reductions in anticipated cash flows from this business may indicate that its fair value is less than its book value resulting in an impairment of some or all of the goodwill and nonamortizable intangible assets associated with ShoreMaster and a corresponding charge against earnings.
     A sustained decline in our common stock price below book value may result in goodwill impairments that could adversely affect our results of operations and financial position, as well as our credit facility covenants.

Economic conditions could negatively impact our businesses.
     Our businesses are affected by local, national and worldwide economic conditions. The current tightening of credit in financial markets could continue to adversely affect the ability of customers to finance purchases of our goods and services, resulting in decreased orders, cancelled or deferred orders, slower payment cycles, and increased bad debt and customer bankruptcies. Our businesses may also be adversely affected by decreases in the general level of economic activity, such as decreases in business and consumer spending. A decline in the level of economic activity and uncertainty regarding energy and commodity prices could adversely affect our results of operations and our future growth.
If we are unable to achieve the organic growth we expect, our financial performance may be adversely affected.
     We expect much of our growth in the next few years will come from major capital investment at existing companies. To achieve the organic growth we expect we will have to have access to the capital markets, be successful with capital expansion programs related to organic growth, develop new products and services, expand our markets and increase efficiencies in our businesses. Competitive and economic factors could adversely affect our ability to do this. If we are unable to achieve and sustain consistent organic growth, we will be less likely to meet our revenue growth targets, which together with any resulting impact on our net income growth, may adversely affect the market price of our common shares.
Our plans to grow and diversify through acquisitions may not be successful, which could result in poor financial performance.
     As part of our business strategy, we intend to acquire new businesses. We may not be able to identify appropriate acquisition candidates or successfully negotiate, finance or integrate acquisitions. If we are unable to make acquisitions, we may be unable to realize the growth we anticipate. Future acquisitions could involve numerous risks including: difficulties in integrating the operations, services, products and personnel of the acquired business; and the potential loss of key employees, customers and suppliers of the acquired business. If we are unable to successfully manage these risks of an acquisition, we could face reductions in net income in future periods.
Our plans to acquire, grow and operate our nonelectric businesses could be limited by state law.
     Our plans to acquire, grow and operate our nonelectric businesses could be adversely affected by legislation in one or more states that may attempt to limit the amount of diversification permitted in a holding company structure that includes a regulated utility company or affiliated nonelectric companies.
The terms of some of our contracts could expose us to unforeseen costs and costs not within our control, which may not be recoverable and could adversely affect our results of operations and financial condition.
     DMI Industries, Inc. and ShoreMaster, two businesses in our manufacturing segment, and our construction companies frequently provide products and services pursuant to fixed-price contracts. Revenues recognized on jobs in progress under fixed-price contracts for the year ended December 31, 2008 were $425 million. Under those contracts, we agree to perform the contract for a fixed price and, as a result, can improve our expected profit by superior contract performance, productivity, worker safety and other factors resulting in cost savings. However, we could incur cost overruns above the approved contract price, which may not be recoverable.

     Fixed-price contract prices are established based largely upon estimates and assumptions relating to project scope and specifications, personnel and material needs. These estimates and assumptions may prove inaccurate or conditions may change due to factors out of our control, resulting in cost overruns, which we may be required to absorb and that could have a material adverse effect on our business, financial condition and results of our operations. In addition, our profits from these contracts could decrease and we could experience losses if we incur difficulties in performing the contracts or are unable to secure fixed-pricing commitments from our manufacturers, suppliers and subcontractors at the time we enter into fixed-price contracts with our customers.
We are subject to risks associated with energy markets.
     Our businesses are subject to the risks associated with energy markets, including market supply and increasing energy prices. If we are faced with shortages in market supply, we may be unable to fulfill our contractual obligations to our retail, wholesale and other customers at previously anticipated costs. This could force us to obtain alternative energy or fuel supplies at higher costs or suffer increased liability for unfulfilled contractual obligations. Any significantly higher than expected energy or fuel costs would negatively affect our financial performance.
Certain of our operating companies sell products to consumers that could be subject to recall.
     Certain of our operating companies sell products to consumers that could be subject to recall due to product defect or other safety concerns. If such a recall were to occur, it could have a negative impact on our consolidated results of operations and financial position.
Electric
We may experience fluctuations in revenues and expenses related to our electric operations, which may cause our financial results to fluctuate and could impair our ability to make distributions to shareholders or scheduled payments on our debt obligations.
     A number of factors, many of which are beyond our control, may contribute to fluctuations in our revenues and expenses from electric operations, causing our net income to fluctuate from period to period. These risks include fluctuations in the volume and price of sales of electricity to customers or other utilities, which may be affected by factors such as mergers and acquisitions of other utilities, geographic location of other utilities, transmission costs (including increased costs related to operations of regional transmission organizations), changes in the manner in which wholesale power is sold and purchased, unplanned interruptions at the electric utility’s generating plants, the effects of regulation and legislation, demographic changes in the electric utility’s customer base and changes in the electric utility’s customer demand or load growth. Electric wholesale margins have been significantly and adversely affected by increased efficiencies in the Midwest Independent Transmission System Operator (“MISO”) market. Electric wholesale trading margins could also be adversely affected by losses due to trading activities. Other risks include weather conditions or changes in weather patterns (including severe weather that could result in damage to the electric utility’s assets), fuel and purchased power costs and the rate of economic growth or decline in the electric utility’s service areas. A decrease in revenues or an increase in expenses related to our electric operations may reduce the amount of funds available for our existing and future businesses, which could result in increased financing requirements, impair our ability to make expected distributions to shareholders or impair our ability to make scheduled payments on our debt obligations.
     As of December 31, 2008 the electric utility had capitalized $11.6 million in costs related to the planned construction of a second electric generating unit at the electric utility’s Big Stone Plant site. If the project is abandoned for permitting or other reasons, a portion of these capitalized costs and others incurred in future periods may be subject to expense and may not be recoverable. Additionally, if the electric utility is unable to complete the construction of Big Stone II and commence operations or find other alternatives to meet generation needs, it may be forced to purchase power in order to meet customer needs. There is no guarantee that in such a case the electric utility would be able to obtain sufficient supplies of power at reasonable costs. If the electric utility is forced to pay higher than normal prices for power, the increase in costs could reduce our earnings if the electric utility is not able to recover the increased costs from its electric customers through the fuel clause adjustment.
Actions by the regulators of our electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.
     We are subject to federal and state legislation, government regulations and regulatory actions that may have a negative impact on our business and results of operations. The electric rates that the electric utility is allowed to charge for its electric services are one of the most important items influencing our financial position, results of operations and liquidity. The rates that the electric utility charges its electric customers are subject to review and determination by state public utility commissions in Minnesota, North Dakota and South Dakota. The electric utility is also regulated by the Federal Energy Regulatory Commission (“FERC”). An adverse decision by one or more regulatory commissions concerning the level or method of determining electric utility rates, the authorized returns on equity, implementation of enforceable federal reliability standards or other regulatory matters, permitted business activities (such as ownership or operation of nonelectric businesses) or any prolonged delay in rendering a decision in a rate or other proceeding (including with respect to the recovery of capital expenditures in rates) could result in lower revenues and net income.
     Future operating results of our electric segment will be impacted by the outcome of a rate case filed in North Dakota on November 3, 2008 requesting an overall increase in North Dakota retail rates of 5.14%. The filing included a request for an interim rate increase of 4.07%, which went into effect on January 1, 2009. Interim rates will remain in effect for all North Dakota customers until the North Dakota Public Service Commission (“NDPSC”) makes a final determination on the electric utility’s request, which is expected by August 1, 2009. If final rates are lower than interim rates, the electric utility will refund North Dakota customers the difference with interest.
We may not be able to respond effectively to deregulation initiatives in the electric industry, which could result in reduced revenues and earnings.
     We may not be able to respond in a timely or effective manner to the changes in the electric industry that may occur as a result of regulatory initiatives to increase wholesale competition. These regulatory initiatives may include further deregulation of the electric utility industry in wholesale markets. Although we do not expect retail competition to come to the states of Minnesota, North Dakota and South Dakota in the foreseeable future, we expect competitive forces in the electric supply segment of the electric business to continue to increase, which could reduce our revenues and earnings.
The electric utility’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.
     Operation of electric generating facilities involves risks which can adversely affect energy output and efficiency levels. Most of the electric utility’s generating capacity is coal-fired. The electric utility relies on a limited number of suppliers of coal, making it vulnerable to increased prices for fuel as existing contracts expire or in the event of unanticipated interruptions in fuel supply. The electric utility is a captive rail shipper of the BNSF Railway for shipments of coal to its Big Stone and Hoot Lake plants, making it vulnerable to increased prices for coal transportation from a sole supplier. Higher fuel prices result in higher electric rates for the electric utility’s retail customers through fuel clause adjustments and could make it less competitive in wholesale electric markets. Operational risks also include facility shutdowns due to breakdown or failure of equipment or processes, labor disputes, operator error and catastrophic events such as fires, explosions, floods, intentional acts of destruction or other similar occurrences affecting the electric utility’s electric generating facilities. The loss of a major generating facility would require the electric utility to find other sources of supply, if available, and expose it to higher purchased power costs.
Changes to regulation of generating plant emissions, including but not limited to carbon dioxide (“CO2”) emissions, could affect our operating costs and the costs of supplying electricity to our customers.
     Existing or new laws or regulations passed or issued by federal or state authorities addressing climate change or reductions of greenhouse gas emissions, such as mandated levels of renewable generation, mandatory reductions in CO2 emission levels, taxes on CO2 emissions or cap and trade regimes, that result in increases in electric service costs could negatively impact our net income, financial position and operating cash flows if such costs cannot be recovered through rates granted by ratemaking authorities in the states where the electric utility provides service or through increased market prices for electricity.
Plastics
Our plastics operations are highly dependent on a limited number of vendors for polyvinyl chloride (“PVC”) resin and a limited supply of PVC resin. The loss of a key vendor, or any interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for our plastics business.
     We rely on a limited number of vendors to supply the PVC resin used in our plastics business. Two vendors accounted for approximately 94% of our total purchases of PVC resin in 2008 and approximately 95% of our total purchases of PVC resin in 2007. In addition, the supply of PVC resin may be limited primarily due to manufacturing capacity and the limited availability of raw material components. A majority of U.S. resin production plants are located in the Gulf Coast region, which may increase the risk of a shortage of resin in the event of a hurricane or other natural disaster in that region. The loss of a key vendor or any interruption or delay in the availability or supply of PVC resin could disrupt our ability to deliver our plastic products, cause customers to cancel orders or require us to incur additional expenses to obtain PVC resin from alternative sources, if such sources are available.
We compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish our products from those of our competitors.
     The plastic pipe industry is highly fragmented and competitive due to the large number of producers and the fungible nature of the product. We compete not only against other PVC pipe manufacturers, but also against ductile iron, steel, concrete and clay pipe manufacturers. Due to shipping costs, competition is usually regional instead of national in scope, and the principal areas of competition are a combination of price, service, warranty and product performance. Our inability to compete effectively in each of these areas and to distinguish our plastic pipe products from competing products may adversely affect the financial performance of our plastics business.

Reductions in PVC resin prices can negatively affect our plastics business.
     The PVC pipe industry is highly sensitive to commodity raw material pricing volatility. Historically, when resin prices are rising or stable, margins and sales volume have been higher and when resin prices are falling, sales volumes and margins have been lower. Reductions in PVC resin prices could negatively affect PVC pipe prices, profit margins on PVC pipe sales and the value of our finished goods inventory.
Manufacturing
Competition from foreign and domestic manufacturers, the price and availability of raw materials, fluctuations in foreign currency exchange rates and general economic conditions could affect the revenues and earnings of our manufacturing businesses.
     Our manufacturing businesses are subject to intense risks associated with competition from foreign and domestic manufacturers, many of whom have broader product lines, greater distribution capabilities, greater capital resources, larger marketing, research and development staffs and facilities and other capabilities that may place downward pressure on margins and profitability. The companies in our manufacturing segment use a variety of raw materials in the products they manufacture, including steel, lumber, concrete, aluminum and resin. Costs for these items have increased significantly and may continue to increase. If our manufacturing businesses are not able to pass on cost increases to their customers, it could have a negative effect on profit margins in our manufacturing segment.
     Each of our manufacturing companies has significant customers and concentrated sales to such customers. If our relationships with significant customers should change materially, it would be difficult to immediately and profitably replace lost sales. Fluctuations in foreign currency exchange rates could have a negative impact on the net income and competitive position of our wind tower manufacturing operations in Ft. Erie, Ontario because the plant pays its operating expenses in Canadian dollars.
Health Services
Changes in the rates or methods of third-party reimbursements for our diagnostic imaging services could result in reduced demand for those services or create downward pricing pressure, which would decrease our revenues and earnings.
     Our health services businesses derive significant revenue from direct billings to customers and third-party payors such as Medicare, Medicaid, managed care and private health insurance companies for our diagnostic imaging services. Moreover, customers who use our diagnostic imaging services generally rely on reimbursement from third-party payors. Adverse changes in the rates or methods of third-party reimbursements could reduce the number of procedures for which we or our customers can obtain reimbursement or the amounts reimbursed to us or our customers.
Our health services businesses may be unable to continue to maintain agreements with Philips Medical from which we derive significant revenues from the sale and service of Philips Medical diagnostic imaging equipment.
     Our health services business agreement with Philips Medical expires on December 31, 2013. This agreement can be terminated on 180 days written notice by either party for any reason. It also includes other compliance requirements. If this agreement is terminated under the existing termination provisions or we were not able to comply with the agreement, the financial results of our health services operations would be adversely affected.

Technological change in the diagnostic imaging industry could reduce the demand for diagnostic imaging services and require our health services operations to incur significant costs to upgrade its equipment.
     Although we believe substantially all of our diagnostic imaging systems can be upgraded to maintain their state-of-the-art character, the development of new technologies or refinements of existing technologies might make our existing systems technologically or economically obsolete, or cause a reduction in the value of, or reduce the need for, our systems.
Actions by regulators of our health services operations could result in monetary penalties or restrictions in our health services operations.
     Our health services operations are subject to federal and state regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services and payment of services. Our failure to comply with these regulations, including new regulations released October 30, 2008 by the Center for Medicare & Medical Services, or our inability to obtain and maintain necessary regulatory approvals, may result in adverse actions by regulators with respect to our health services operations, which may include civil and criminal penalties, damages, fines, injunctions, operating restrictions or suspension of operations. Any such action could adversely affect our financial results. Courts and regulatory authorities have not fully interpreted a significant number of these laws and regulations, and this uncertainty in interpretation increases the risk that we may be found to be in violation. Any action brought against us for violation of these laws or regulations, even if successfully defended, may result in significant legal expenses and divert management’s attention from the operation of our businesses.
Food Ingredient Processing
Our company that processes dehydrated potato flakes, flour and granules, IPH, competes in a highly competitive market and is dependent on adequate sources of potatoes for processing.
     The market for processed, dehydrated potato flakes, flour and granules is highly competitive. The profitability and success of our potato processing company is dependent on superior product quality, competitive product pricing, strong customer relationships, raw material costs, fuel prices and availability and customer demand for finished goods. In most product categories, our company competes with numerous manufacturers of varying sizes in the United States.
     The principal raw material used by our potato processing company is washed process-grade potatoes from growers. These potatoes are unsuitable for use in other markets due to imperfections. They are not subject to the United States Department of Agriculture’s general requirements and expectations for size, shape or color. While our food ingredient processing company has processing capabilities in three geographically distinct growing regions, there can be no assurance it will be able to obtain raw materials due to poor growing conditions, a loss of key growers and other factors. A loss or shortage of raw materials or the necessity of paying much higher prices for raw materials or fuel could adversely affect the financial performance of this company. Fluctuations in foreign currency exchange rates could have a negative impact on our potato processing company’s net income and competitive position because approximately 25% of IPH sales in 2008 were outside the United States and the Canadian plant pays its operating expenses in Canadian dollars.

Other Business Operations
Our construction companies may be unable to properly bid and perform on projects.
     The profitability and success of our construction companies require us to identify, estimate and timely bid on profitable projects. The quantity and quality of projects up for bids at any time is uncertain. Additionally, once a project is awarded, we must be able to perform within cost estimates that were set when the bid was submitted and accepted. A significant failure or an inability to properly bid or perform on projects could lead to adverse financial results for our construction companies.
Financing
Any debt securities that we issue could contain covenants that restrict our ability to obtain financing, and our noncompliance with one of these restrictive covenants could lead to a default with respect to those debt securities and any other indebtedness.
     Debt securities that we may offer using this prospectus, or any other future indebtedness of our company or its subsidiaries, may be subject to restrictive covenants, some of which may limit the way in which we can operate our businesses and significantly restrict our ability to incur additional indebtedness or to issue cumulative preferred shares. Noncompliance with any covenants under this indebtedness, unless cured, modified or waived, could lead to a default not only with respect to that indebtedness, but also under any other indebtedness that we may incur. If this were to happen, we might not be able to repay or refinance all of our debt.
A downgrade in our credit rating or other adverse actions by rating agencies could increase our borrowing costs.
     If rating agencies were to downgrade our long-term debt ratings, our ability to borrow would be adversely affected and our future borrowing costs would likely increase with resulting reductions in net income in future periods.
If we issue a substantial amount of additional debt, it may be more difficult for us to obtain financing, may increase our total interest expense and may magnify the results of any default under any of our debt agreements.
     The issuance of debt securities could increase our debt-to-total-capitalization ratio or leverage, which may in turn make it more difficult for us to obtain future financing. In addition, the issuance of any debt securities will increase the total interest expense we pay on our debt, except to the extent that the proceeds from the issuance of any new debt securities are used to repay other outstanding indebtedness. Finally, our level of indebtedness, and in particular any significant increase in it, may make us more vulnerable if the downturn in our business or worsening conditions in the global economy continue.
Risks Related to our Securities
Our board of directors has the power to issue series of cumulative preferred shares and cumulative preference shares and to designate the rights and preferences of those series, which could adversely affect the voting power, dividend, liquidation and other rights of holders of our common shares.
     Under our articles of incorporation, our board of directors has the power to issue series of cumulative preferred shares and cumulative preference shares and to designate the rights and preferences of those series. Therefore, our board of directors may designate a new series of cumulative preferred shares or cumulative preference shares with the rights, preferences and privileges that the board of directors deems appropriate, including special dividend, liquidation and voting rights. The creation and designation of a new series of cumulative preferred shares or cumulative preference shares could adversely affect the voting power, dividend, liquidation and other rights of holders of our common shares and, possibly, any other class or series of stock that is then in existence.
Except for our common shares, there is no public market for the securities that we may offer using this prospectus.
     Except for our common shares, no public market exists for the securities that we may offer using this prospectus, and we cannot assure the liquidity of any market that may develop, the ability of the holders of the securities to sell their securities or the price at which the securities may be sold. Our common shares are traded on the NASDAQ Global Select Market. We do not intend to apply for listing of any other securities that we may offer using this prospectus on any securities exchange or for quotation through the NASDAQ system. Future trading prices of the securities will depend on many factors including, among others, prevailing interests rates, our operating results and the market for similar securities.
The market price of our common shares may be volatile.
     The market price of our common shares may fluctuate significantly in response to a number of factors, some of which may be beyond our control. These factors include the perceived prospects or actual operating results of our electric and nonelectric businesses; changes in estimates of our operating results by analysts, investors or our company; our actual operating results relative to such estimates or expectations; actions or announcements by us or our competitors; litigation and judicial decisions; legislative or regulatory actions; and changes in general economic or market conditions. In addition, the stock market in general has from time to time experienced extreme price and volume fluctuations. These market fluctuations could reduce the market price of our common shares for reasons unrelated to our operating performance.
Our charter documents and Minnesota law contain provisions that could delay or prevent an acquisition of the corporation, which could inhibit your ability to receive a premium on your investment from a possible sale of the corporation.
     Our charter documents contain provisions that may discourage third parties from seeking to acquire the corporation. These provisions and specific provisions of Minnesota law relating to business combinations with interested shareholders may have the effect of delaying, deterring or preventing a merger or change in control of the corporation. Some of these provisions may discourage a future acquisition of the corporation even if shareholders would receive an attractive value for their shares or if a significant number of our shareholders believed such a proposed transaction to be in their best interests. As a result, shareholders who desire to participate in such a transaction may not have the opportunity to do so.
The payment of future dividends on our common shares will be subject to the discretion of our board of directors.
     We have historically paid quarterly dividends on our common shares. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on our earnings, financial condition, results of operations, capital requirements, regulatory restrictions, contractual restrictions and other factors that our board of directors may deem relevant.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated by reference may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Otter Tail Corporation and its subsidiaries. Statements preceded by, followed by or that include the words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “believes” or similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions of that Act. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the risks and uncertainties described in this prospectus, including under “Risk Factors,” and the documents incorporated by reference in this prospectus. Any forward-looking statement contained in this prospectus and the documents incorporated by reference speaks only as of the date on which the statement is made, and Otter Tail Corporation undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Otter Tail Corporation to predict all of the factors, nor can Otter Tail Corporation assess the effect of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

OTTER TAIL CORPORATION
     Otter Tail Corporation and its subsidiaries conduct business in all 50 states and in international markets. We had approximately 4,166 full-time employees at December 31, 2008. Our businesses have been classified into six segments: Electric, Plastics, Manufacturing, Health Services, Food Ingredient Processing and Other Business Operations.
•	Electric includes the production, transmission, distribution and sale of electric energy in Minnesota, North Dakota and South Dakota under the name Otter Tail Power Company. In addition, the electric utility is an active wholesale participant in the MISO markets. The electric utility operations have been our primary business since 1907.

•	Plastics consists of businesses producing PVC pipe in the Upper Midwest and Southwest regions of the United States.

•	Manufacturing consists of businesses in the following manufacturing activities: production of wind towers, contract machining, metal parts stamping and fabrication, and production of waterfront equipment, material and handling trays and horticultural containers. These businesses have manufacturing facilities in Florida, Illinois, Minnesota, Missouri, North Dakota, Oklahoma and Ontario, Canada and sell products primarily in the United States.

•	Health Services consists of businesses involved in the sale of diagnostic medical equipment, patient monitoring equipment and related supplies and accessories. These businesses also provide equipment maintenance, diagnostic imaging services and rental of diagnostic medical imaging equipment to various medical institutions located throughout the United States.

•	Food Ingredient Processing consists of IPH, which owns and operates potato dehydration plants in Ririe, Idaho; Center, Colorado; and Souris, Prince Edward Island, Canada. IPH produces dehydrated potato products that are sold in the United States, Canada and other countries.

•	Other Business Operations consists of businesses in residential, commercial and industrial electric contracting industries, fiber optic and electric distribution systems, wastewater and HVAC systems construction, transportation and energy services. These businesses operate primarily in the Central United States, except for the transportation company which operates in 48 states and four Canadian provinces.
     Our electric operations, including wholesale power sales, are operated by our wholly-owned subsidiary, Otter Tail Power Company, and our energy services operation is operated as a separate wholly-owned subsidiary of Otter Tail Corporation. Substantially all of our other businesses are owned by our wholly-owned subsidiary, Varistar Corporation.
     Otter Tail Corporation was incorporated in June 2009 under the laws of the State of Minnesota in connection with our holding company reorganization on July 1, 2009. As a result of the reorganization, Otter Tail Power Company, which had previously been operated as a division of Otter Tail Corporation, became a wholly-owned subsidiary of the new parent holding company named Otter Tail Corporation. Our executive offices are located at 215 South Cascade Street, P.O. Box 496, Fergus Falls, Minnesota 56538-0496 and 4334 18th Avenue SW, Suite 200, P.O. Box 9156, Fargo, North Dakota 58106-9156. Our telephone number is (866) 410-8780.

USE OF PROCEEDS
     Unless the applicable prospectus supplement states otherwise, we will use the net proceeds we receive from the sale of the securities for general corporate purposes, which may include, among other things, working capital, capital expenditures, debt repayment, the financing of possible acquisitions or stock repurchases. The prospectus supplement relating to a particular offering of securities by us will identify the use of proceeds for that offering.
RATIOS OF EARNINGS TO FIXED CHARGES AND
TO FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS
     Our consolidated ratios of earnings to fixed charges and of earnings to fixed charges and preferred dividend requirements for the periods indicated are as follows:

						Three Months Ended
	Year Ended December 31,					March 31,
	2004	2005	2006	2007	2008	2009

Ratio of Earnings to Fixed Charges	3.39	4.33	3.94	3.53	2.39	1.36
Ratio of Earnings to Fixed Charges and Preferred Dividend Requirements	3.26	4.15	3.79	3.42	2.33	1.34
     For purposes of computing the ratios, earnings consist of consolidated income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest on long-term debt, amortization of debt expense, premium and discount, and the portion of interest expense on operating leases we believe to be representative of the interest factor. Preferred dividend requirements represent an amount equal to the consolidated income from continuing operations before income taxes which would be required to pay the dividends on our outstanding cumulative preferred shares.
DESCRIPTION OF COMMON SHARES
     This section summarizes the general terms of the common shares that we may offer using this prospectus. The following description is only a summary and does not purport to be complete and is qualified by reference to our articles of incorporation and bylaws. Our articles of incorporation and bylaws have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.
General
     Our articles of incorporation currently authorize the issuance of three classes of shares:
•	cumulative preferred shares, without par value (1,500,000 shares authorized),

•	cumulative preference shares, without par value (1,000,000 shares authorized), and

•	common shares, par value $5 per share (50,000,000 shares authorized).

     As of March 31, 2009, there were outstanding 155,000 cumulative preferred shares, no cumulative preference shares and 35,409,133 common shares.
     The board of directors is authorized to provide for the issue from time to time of cumulative preferred shares and cumulative preference shares in series and, as to each series, to fix the designation, annual dividend rate, quarterly dividend payment dates, redemption price or prices, voluntary and involuntary liquidation prices, conversion provisions, if any, and sinking fund provisions, if any, applicable to the shares of such series. As a result, our board of directors could, without shareholder approval, authorize the issuance of cumulative preferred shares or cumulative preference shares with dividend, redemption or conversion provisions that could have an adverse effect on the availability of earnings for distribution to the holders of common shares, or with voting, conversion or other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of common shares. See “Description of Cumulative Preferred Shares.”
     The common shares are not entitled to any conversion or redemption rights. Holders of common shares do not have any preemptive right to subscribe for additional securities we may issue. Our outstanding common shares are, and any newly issued common shares will be, fully paid and non-assessable. The transfer agents and registrars for the common shares are the corporation and Wells Fargo Bank, National Association.
Dividend Rights
     Subject to the prior dividend rights of the holders of the cumulative preferred shares and the cumulative preference shares and the other limitations set forth in the following paragraphs, dividends may be declared by the board of directors and paid from time to time upon the outstanding common shares from any funds legally available therefor.
     We and our subsidiaries are parties to agreements pursuant to which we borrow money, and certain covenants in these agreements may limit our ability to pay dividends or other distributions with respect to the common shares or to repurchase common shares. In addition, we and our subsidiaries may become parties to future agreements that contain such restrictions. These covenants will be described in more detail in the prospectus supplement relating to any common shares that we offer using this prospectus.
     So long as any cumulative preferred shares remain outstanding, we shall not, without the consent of the holders of a majority of the aggregate voting power of the cumulative preferred shares of all series then outstanding (two-thirds if more than one-fourth vote negatively), declare, pay or set apart for payment any dividend on or purchase, redeem or otherwise acquire any common shares unless, after giving effect thereto, Common Share Equity shall equal at least 25% of Total Capitalization and our earned surplus shall not be less than $831,398.
     “Common Share Equity” is the sum of
•	our stated capital applicable to our common shares and to all other shares ranking junior to the cumulative preferred shares with respect to the payment of dividends or the distribution of assets (collectively “Subordinate Shares”), including any shares proposed to be issued substantially contemporaneously,

•	capital surplus to the extent of premium on our common shares and on all other Subordinate Shares, including any premium on any shares proposed to be issued substantially contemporaneously,

•	contributions in aid of construction, and

•	earned surplus,
all determined in accordance with such system of accounts as may be prescribed by governmental authorities having jurisdiction in the premises or, in the absence thereof, in accordance with generally accepted accounting practice.
     “Total Capitalization” means the sum of
•	the Common Share Equity,

•	the involuntary liquidation preference of all cumulative preferred shares and all other shares prior to or on a parity with the cumulative preferred shares to be outstanding after the proposed event, and

•	the principal amount of all interest bearing debt (including debt to which property theretofore acquired or to be acquired substantially contemporaneously is or will be subject) to be outstanding after the proposed event, excluding, however, all indebtedness maturing by its terms within one year from the time of creation thereof unless we, without the consent of the lender, have the right to extend the maturity of such indebtedness for a period or periods which, with the original period of such indebtedness, aggregates one year or more.
     Moreover, no dividend shall be declared, paid or set apart for payment on the common shares (other than a dividend or distribution payable solely in common shares) nor shall any common shares be purchased or acquired by us at any time while there is a default or deficiency with respect to a sinking or purchase fund established for the benefit of any series of the cumulative preferred shares or the cumulative preference shares. None of the outstanding series of our cumulative preferred shares has a sinking or purchase fund.
Voting Rights
     Subject to the rights of the holders of the cumulative preferred shares, as described under “Description of Cumulative Preferred Shares — Voting Rights,” and the cumulative preference shares, as described below, only the holders of common shares have voting rights and are entitled to one vote for each share held.
     In the event that four full quarterly dividend payments on the cumulative preference shares of any series shall be in default, the holders of the cumulative preference shares of all series at the time outstanding, voting as a class, shall thereafter elect two members of an eleven member board of directors. After any such default shall have been cured, the cumulative preference shares, as the case may be, shall be divested of such voting rights, subject to being revested in the event of subsequent such defaults.
     The consent of the holders of at least two-thirds of the aggregate voting power of the cumulative preference shares of all series then outstanding is required to

•	create or authorize any shares of any class (other than the cumulative preferred shares, whether now or hereafter authorized) ranking prior to the cumulative preference shares as to dividends or assets, or

•	amend our articles of incorporation so as to affect adversely any of the preferences or other rights of the cumulative preference shares, provided that if less than all series of cumulative preference shares are so affected, only the consent of the holders of at least two-thirds of the aggregate voting power of the affected series shall be required.
     A majority (two-thirds if more than one-fourth vote negatively) of the aggregate voting power of the cumulative preference shares of all series then outstanding is required to
•	increase the number of authorized cumulative preference shares or create or authorize any shares of any class ranking on a parity with the cumulative preference shares as to dividends or assets, or

•	consolidate or merge into or with any other corporation or corporations or sell, lease or exchange all or substantially all of our property and assets unless specified conditions are met.
Liquidation Rights
     Upon any liquidation, dissolution or winding up of the corporation, the holders of common shares shall be entitled to receive pro rata all assets of the corporation distributable to shareholders after the payment of the respective liquidation preferences to the holders of the cumulative preferred shares and the cumulative preference shares.
Minnesota Anti-Takeover Laws
     We are governed by the provisions of Sections 302A.671, 302A.673 and 302A.675 of the Minnesota Business Corporation Act. These provisions may discourage a negotiated acquisition or unsolicited takeover of us and deprive our shareholders of an opportunity to sell their shares at a premium over the market price.
     In general, Section 302A.671 provides that a public Minnesota corporation’s shares acquired in a control share acquisition have no voting rights unless voting rights are approved in a prescribed manner. A “control share acquisition” is a direct or indirect acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors.
     In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation’s voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s voting stock. Section 302A.673 does not apply if a committee of our board of directors consisting of one or more of our disinterested directors (excluding directors who are our current and former officers and employees) approves the proposed transaction or the interested shareholder’s acquisition of shares before the share acquisition date, or on the share acquisition date but before the interested shareholder becomes an interested shareholder.
     If a takeover offer is made for our shares, Section 302A.675 of the Minnesota Business Corporation Act precludes the offeror from acquiring additional shares of stock (including in acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of the takeover offer, unless shareholders selling their shares in the later acquisition are given the opportunity to sell their shares on terms that are substantially the same as those contained in the earlier takeover offer. A “takeover offer” is a tender offer which results in an offeror who owned ten percent or less of a class of our shares acquiring more than 10% of that class, or which results in the offeror increasing its beneficial ownership of a class of our shares by more than 10% of the class, if the offeror owned 10% or more of the class before the takeover offer. Section 302A.675 does not apply if a committee of our board of directors approves the proposed acquisition before any shares are acquired pursuant to the earlier tender offer. The committee must consist solely of directors who were directors or nominees for our board of directors at the time of the first public announcement of the takeover offer, and who are not our current or former officers and employees, offerors, affiliates or associates of the offeror or nominees for our board of directors by the offeror or an affiliate or associate of the offeror.
Certain Provisions of Articles of Incorporation and Bylaws
     Except at such times when holders of cumulative preferred shares and/or cumulative preference shares have special voting rights for the election of directors as described in this prospectus, our directors are elected for three-year, staggered terms by the holders of the common shares. Cumulative voting of the common shares in the election of directors is prohibited. In addition, our bylaws provide that a vote of 75% of the common shares is required to remove directors who have been elected by the holders of common shares. The affirmative vote of 75% of the common shares is required to amend provisions of our articles of incorporation and bylaws relating to the staggered terms and the removal of directors, unless approved by all of the continuing directors as specified therein.
     Our articles of incorporation contain “fair price” provisions which require the affirmative vote of 75% of the voting power of the common shares to approve business combinations, including mergers, consolidations and sales of a substantial part of our assets, with an interested shareholder or its affiliates or associates, unless specified price criteria and procedural requirements are met or unless the transaction is approved by the majority of the continuing directors. Our articles of incorporation also contain “anti-greenmail” provisions which preclude us from making certain purchases of common shares at a price per share in excess of the fair market price from a substantial shareholder unless approved by the affirmative vote of 66 2/3% of the voting power of the common shares held by the disinterested shareholders. The “fair price” and “anti-greenmail” provisions of our articles of incorporation may not be amended without the affirmative vote of the holders of at least 75% of the voting power of the common shares, unless approved by all of the continuing directors as specified therein.
     The overall effect of the foregoing provisions of our articles of incorporation and bylaws, together with the ability of the board of directors to issue additional common shares, cumulative preferred shares and cumulative preference shares, may be to delay or prevent attempts by other persons or entities to acquire control of the corporation without negotiations with our board of directors.
DESCRIPTION OF CUMULATIVE PREFERRED SHARES
     This section summarizes the general terms and provisions of the cumulative preferred shares that we may offer using this prospectus. This section is only a summary and does not purport to be complete. You must look at our articles of incorporation and the relevant certificate of designation for a full understanding of all the rights and preferences of any series of cumulative preferred shares. Our articles of incorporation and the certificates of designation have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.
     A prospectus supplement will describe the specific terms of any particular series of cumulative preferred shares offered under that prospectus supplement, including any of the terms in this section that will not apply to that series of cumulative preferred shares, and any special considerations, including tax considerations, applicable to investing in that series of cumulative preferred shares.
General
     As discussed above, our articles of incorporation currently authorize the issuance of three classes of shares:
•	cumulative preferred shares, without par value (1,500,000 shares authorized),

•	cumulative preference shares, without par value (1,000,000 shares authorized), and

•	common shares, par value $5 per share (50,000,000 shares authorized).
     As of March 31, 2009, there were outstanding 155,000 cumulative preferred shares, no cumulative preference shares and 35,409,133 common shares.
     The board of directors is authorized to provide for the issue from time to time of cumulative preferred shares and cumulative preference shares in series and, as to each series, to fix the designation, annual dividend rate, quarterly dividend payment dates, redemption price or prices, voluntary and involuntary liquidation prices, conversion provisions, if any, and sinking fund provisions, if any, applicable to the shares of such series. The cumulative preferred shares are senior to the cumulative preference shares and the common shares as to dividend and liquidation rights.
     As of March 31, 2009, four series of cumulative preferred shares were outstanding: 60,000 shares of the $3.60 Series; 25,000 shares of the $4.40 Series; 30,000 shares of the $4.65 Series; and 40,000 shares of the $6.75 Series. All of such outstanding series had a stated and liquidating value of $100 per share. None of such outstanding series is subject to mandatory redemption.
     Any cumulative preferred shares will, when issued, be fully paid and nonassessable. Holders of cumulative preferred shares do not have any preemptive right to subscribe for additional securities we may issue. The transfer agent and registrar for any series of cumulative preferred shares will be specified in the applicable prospectus supplement.
     The prospectus supplement relating to any particular series of cumulative preferred shares that we offer using this prospectus will describe the following terms of that series, if applicable:
•	the number of shares, their stated value and their designation or title;

•	the initial public offering price of the series;

•	that series’ rights as to dividends;

•	the rights of holders of shares of that series upon the dissolution or distribution of our assets;

•	whether and upon what terms the shares of that series will be redeemable;

•	whether and upon what terms a sinking fund will be used to purchase or redeem the shares of that series;

•	whether and upon what terms the shares of that series may be converted and the securities that series of cumulative preferred shares may be converted into;

•	the voting rights, if any, that will apply to that series; and

•	any additional rights and preferences of the series.
     We may elect to offer depositary shares evidenced by depositary receipts, each representing a fractional interest in a share of the particular series of cumulative preferred shares issued and deposited with a depositary. See “Description of Depositary Shares.”
Dividend Rights
     The holders of cumulative preferred shares of each series are entitled to receive, when and as declared by the board of directors, on a parity with the other outstanding series of cumulative preferred shares, cumulative dividends at the annual rate (which may be fixed or variable or both) for such series, payable quarterly on the dividend payment dates fixed for such series. Each series of cumulative preferred shares that we offer using this prospectus will be entitled to dividends at the annual rate set forth in the applicable prospectus supplement, cumulative from the date of original issue of such share, and payable quarterly on the dates set forth in the applicable prospectus supplement.
     We and our subsidiaries are parties to agreements pursuant to which we borrow money, and certain covenants in these agreements may limit our ability to pay dividends or other distributions with respect to the cumulative preferred shares or to redeem or repurchase these shares. In addition, we and our subsidiaries may become parties to future agreements that contain such restrictions. These covenants will be described in more detail in the prospectus supplement relating to any particular series of cumulative preferred shares that we offer using this prospectus.
     So long as any cumulative preferred shares are outstanding, no dividends or other distributions may be made on the cumulative preference shares, the common shares or any other shares ranking junior to the cumulative preferred shares with respect to the payment of dividends or the distribution of assets (collectively “Subordinate Shares”), nor may any Subordinate Shares be purchased, redeemed or otherwise acquired (including through the operation of any sinking fund), if dividends on the cumulative preferred shares are accumulated and unpaid for any period and a sum sufficient for the payment thereof has not been set apart or we shall in any respect be in default under any sinking fund for the benefit of cumulative preferred shares. Moreover, so long as any cumulative preferred shares remain outstanding, we shall not, without the consent of the holders of a majority of the aggregate voting power of the cumulative preferred shares of all series then outstanding (two-thirds if more than one-fourth vote negatively), declare, pay or set apart for payment any dividend on or purchase, redeem or otherwise acquire (including through the operation of any sinking fund) any Subordinate Shares unless, after giving effect thereto, Common Share Equity shall equal at least 25% of Total Capitalization and our earned surplus shall be not less than $831,398.
     “Common Share Equity” is the sum of

•	our stated capital applicable to our common shares and to all other Subordinate Shares, including any shares proposed to be issued substantially contemporaneously,

•	capital surplus to the extent of premium on our common shares and on all other Subordinate Shares, including any premium on any shares proposed to be issued substantially contemporaneously,

•	contributions in aid of construction, and

•	earned surplus,
all determined in accordance with such system of accounts as may be prescribed by governmental authorities having jurisdiction in the premises or, in the absence thereof, in accordance with generally accepted accounting practice.
     “Total Capitalization” means the sum of
•	the Common Share Equity,

•	the involuntary liquidation preference of all cumulative preferred shares and all other shares prior to or on a parity with the cumulative preferred shares to be outstanding after the proposed event, and

•	the principal amount of all interest bearing debt (including debt to which property theretofore acquired or to be acquired substantially contemporaneously is or will be subject) to be outstanding after the proposed event, excluding, however, all indebtedness maturing by its terms within one year from the time of creation thereof unless we, without the consent of the lender, have the right to extend the maturity of such indebtedness for a period or periods which, with the original period of such indebtedness, aggregates one year or more.
     If we shall be in default in the payment of any dividend on the cumulative preferred shares of any series, we shall not purchase, redeem or otherwise acquire (including through the operation of any sinking fund) any cumulative preferred shares unless all of the cumulative preferred shares are redeemed.
Redemption and Repurchase
     A series of cumulative preferred shares that we may offer using this prospectus may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase at the option of the holders, as described in the applicable prospectus supplement, subject to the restriction described in the last paragraph under the caption “— Dividend Rights.” If a series of cumulative preferred shares is subject to mandatory redemption, the applicable prospectus supplement will specify the terms of redemption, the procedure used for redemption, the number of shares that we will redeem each year and the redemption price. The applicable prospectus supplement will also specify whether the redemption price will be payable in cash or other property.
     Provision may be made whereby, subject to certain conditions, all rights (other than the right to receive redemption moneys) of the holders of cumulative preferred shares called for redemption, whether at our option or through a sinking fund, will terminate before the redemption date upon the deposit with a bank or trust company of the funds necessary for redemption.

     Cumulative preferred shares acquired by us upon redemption or conversion thereof, through operation of any sinking fund therefor or otherwise may be reissued in the same manner as authorized but unissued cumulative preferred shares.
Conversion or Exchange
     If any series of cumulative preferred shares that we may offer using this prospectus may be converted or exchanged into common shares, another series cumulative preferred shares or debt securities, the applicable prospectus supplement will state the terms on which shares of that series may be converted or exchanged.
Voting Rights
     Unless otherwise provided in the prospectus supplement relating to any series of cumulative preferred shares that we offer using this prospectus, the holders of the cumulative preferred shares are not entitled to vote at any meetings of our shareholders, except as required by law or as described below.
     In the event that four full quarterly dividend payments on the cumulative preferred shares of any series shall be in default, the holders of the cumulative preferred shares of all series at the time outstanding, voting as a class, shall thereafter elect three members of an eleven member board of directors; and, if such default shall increase to twelve full quarterly divided payments, such holders shall thereafter elect six members of an eleven member board of directors. After any such default shall have been cured, the cumulative preferred shares shall be divested of such voting rights, subject to being revested in the event of subsequent such defaults.
     The consent of the holders of at least two-thirds of the aggregate voting power of the cumulative preferred shares of all series then outstanding is required to
•	create, authorize or issue any shares of any class ranking prior to (or any securities of any kind or class convertible into shares of any class ranking prior to) the cumulative preferred shares as to dividends or assets, or

•	amend our articles of incorporation so as to affect adversely any of the preferences or other rights of the holders of the cumulative preferred shares, provided that if less than all series of cumulative preferred shares are so affected, only the consent of the holders of at least two-thirds of the aggregate voting power of the affected series shall be required.
     A majority (two-thirds if more than one-fourth vote negatively) of the aggregate voting power of the cumulative preferred shares of all series then outstanding is required to
•	increase the number of authorized cumulative preferred shares or create, authorize or issue shares of any class ranking on a parity with the cumulative preferred shares as to dividends or assets, or any securities of any kind or class convertible into cumulative preferred shares or shares of any class on a parity with the cumulative preferred shares;

•	issue any cumulative preferred shares of any series unless, after giving effect thereto
•	Adjusted Income Available for Interest shall equal at least 1.5 times Adjusted Interest and Preferred Charges,

•	Adjusted Income Available for Preferred Dividends shall equal at least 2.5 times Adjusted Preferred Charges, and

•	Common Share Equity shall equal at least 25% of Total Capitalization;
•	consolidate or merge into or with any other corporation or corporations unless, after giving effect thereto
•	the cumulative preferred shares outstanding immediately prior to such transaction shall remain outstanding or be constituted as shares of the resulting corporation in the same number and with the same relative rights and preferences as the cumulative preferred shares, with no increase in the authorized number and no outstanding or authorized shares ranking prior to or on a parity with the cumulative preferred shares (except our shares outstanding or authorized immediately prior to such transaction), and the outstanding indebtedness of the resulting corporation shall not exceed our outstanding indebtedness immediately preceding such transaction, or

•	each condition enumerated in the immediately preceding bullet point shall be satisfied with respect to the resulting corporation; and
•	sell, lease or exchange all or substantially all of our property and assets unless, after giving effect thereto, the fair value of our assets shall at least equal the preference on voluntary liquidation of all outstanding cumulative preferred shares and of all other outstanding shares ranking on a parity with the cumulative preferred shares, after deducting an amount equal to our outstanding indebtedness plus an amount equal to the preference on voluntary liquidation of all shares ranking prior to the cumulative preferred shares.
     “Adjusted Income Available for Interest” is based upon gross income of the corporation or of the resulting corporation, as the case may be, for a then current 12-month period available for the payment of interest, after deducting all taxes (including income taxes).
     “Adjusted Income Available for Preferred Dividends” equals Adjusted Income Available for Interest minus interest charges for one year and the dividend requirement for one year on any shares ranking prior to the cumulative preferred shares.
     “Adjusted Interest and Preferred Charges” means the sum of
•	the interest charges for one year on all our interest bearing indebtedness outstanding at the time of issuance of such cumulative preferred shares or of the proposed consolidation or merger (including that, if any, proposed to be issued or assumed substantially contemporaneously, or to which property theretofore acquired or to be acquired substantially contemporaneously is or will be subject (adjusted for all amortization of debt discount and expense, or of premium on debt, as the case may be)), and

•	the dividend requirements for one year on all outstanding cumulative preferred shares, and on all other shares of a class ranking prior to or on a parity with the cumulative preferred shares as to dividends or assets, outstanding at the time of issuance of such additional cumulative preferred shares, or of such consolidation or merger, including all such shares proposed to be issued, or all such shares of the resulting corporation, as the case may be.

     “Adjusted Preferred Charges” is the Adjusted Interest and Preferred Charges for one year determined at the time of issuance of such cumulative preferred shares or of the proposed consolidation or merger, less the interest charges for one year and the dividend requirements for one year on any shares ranking prior to the cumulative preferred shares, included in determining the Adjusted Interest and Preferred Charges.
     Holders of cumulative preferred shares entitled to vote as described above shall have voting power in proportion to the involuntary liquidation preference of the cumulative preferred shares so held and shall be entitled to cumulate votes in the election of directors.
Liquidation Rights
     In the event of dissolution, liquidation or winding up of the corporation, the holders of cumulative preferred shares of each series outstanding shall be entitled to receive out of our assets, before any payment shall be made to the holders of Subordinate Shares, such amount per share as shall have been fixed by the board of directors as the voluntary liquidation price or the involuntary liquidation price, as the case may be, for the shares of such series, together with a sum, in the case of each share, computed at the annual dividend rate for the series of which the particular share is a part, from the date on which dividends on such shares became cumulative to and including the date fixed for such distribution or payment, less the aggregate amount of all dividends which have theretofore been paid or which have been declared on the share and for which moneys have been set apart and remain available for payment. If upon any such dissolution, liquidation or winding up, our assets available for payment to shareholders are not sufficient to make payment in full to the holders of cumulative preferred shares as above provided, payment shall be made to such holders ratably in accordance with the respective distributive amounts to which such holders shall be entitled. A consolidation or merger of the corporation shall not be construed as a dissolution, liquidation or winding up of the corporation within the meaning of the foregoing provisions.
     The voluntary and involuntary liquidation prices for any series of cumulative preferred shares that we offer using this prospectus will be set forth in the applicable prospectus supplement. The involuntary liquidation price for each series of cumulative preferred shares issued after April 1, 1977 must be equal to the gross consideration received by us upon the issuance thereof (without regard to any premium received, underwriting discount or commission, private placement fee or other expense of issuance).
Certain Provisions of Articles of Incorporation and Bylaws
     For a description of some additional provisions of our articles of incorporation and bylaws, see “Description of Common Shares — Certain Provisions of Articles of Incorporation and Bylaws.”
DESCRIPTION OF DEPOSITARY SHARES
     This section summarizes the general terms and provisions of the depositary shares represented by depositary receipts that we may offer using this prospectus. This section is only a summary and does not purport to be complete. You must look at the applicable forms of depositary receipt and deposit agreement for a full understanding of the specific terms of any depositary shares and depositary receipts. The forms of the depositary receipts and the deposit agreement will be filed or incorporated by reference as exhibits to the registration statement to which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.
     A prospectus supplement will describe the specific terms of the depositary shares and the depositary receipts offered under that prospectus supplement, including any of the terms in this section that will not apply to those depositary shares and depositary receipts, and any special considerations, including tax considerations, applicable to investing in those depositary shares.
General
     We may offer fractional interests in cumulative preferred shares, rather than full shares of cumulative preferred shares. If we do so, we will provide for the issuance to the public by a depositary of depositary receipts evidencing depositary shares. Each depositary share will represent a fractional interest in a share of a particular series of cumulative preferred shares.
     The shares of any series of cumulative preferred shares underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will state the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the cumulative preferred shares underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.
     While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts, although not in final form. The holders of temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of temporary depositary receipts can exchange them for final depositary receipts at our expense.
Withdrawal of Cumulative Preferred Shares
     If you surrender depositary receipts at the principal office of the depositary you will be entitled to receive at that office the number of shares of cumulative preferred shares and any money or other property then represented by the depositary shares, unless the depositary shares have been called for redemption. We will not, however, issue any fractional shares of cumulative preferred shares. Accordingly, if you deliver depositary receipts for a number of depositary shares that, when added together, represents more than a whole number of shares of cumulative preferred shares, the depositary will issue to you a new depositary receipt evidencing the excess number of depositary shares at the same time as you receive your share of cumulative preferred shares. You will no longer be entitled to deposit the shares of cumulative preferred shares you have withdrawn under the deposit agreement or to receive depositary shares in exchange for those shares of cumulative preferred shares. There may be no market for any withdrawn shares of cumulative preferred shares.
Dividends and Other Distributions
     The depositary will distribute all cash dividends or other cash distributions received with respect to the deposited cumulative preferred shares, less any taxes required to be withheld, to the record holders of the depositary receipts in proportion to the number of the depositary shares owned by each record holder on the relevant date. The depositary will distribute only the amount that can be distributed without attributing to any holder a fraction of one cent. Any balance will be added to the next sum to be distributed to holders of depositary receipts.
     If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary receipts, unless the depositary determines that it is not practical to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

     The deposit agreement will contain provisions relating to how any subscription or similar rights offered by us to holders of the cumulative preferred shares will be made available to the holders of depositary receipts.
Redemption and Repurchase of Deposited Cumulative Preferred Shares
     If any series of cumulative preferred shares underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of the series of cumulative preferred shares held by the depositary. The depositary will mail a notice of redemption between 30 and 60 days prior to the date fixed for redemption to the record holders of the depositary receipts to be redeemed at their addresses appearing in the depositary’s records. The redemption price per depositary share will bear the same relationship to the redemption price per share of cumulative preferred shares that the depositary share bears to the underlying cumulative preferred shares. Whenever we redeem cumulative preferred shares held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the cumulative preferred shares redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot or pro rata or other equitable method, as we determine.
     After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. If depositary shares are no longer outstanding, the holders will have no rights with regard to those depositary shares other than the right to receive money or other property that they were entitled to receive upon redemption. The payments will be made when the holder surrenders its depositary receipts to the depositary.
     Depositary shares are not subject to repurchase at the option of the holders. However, if shares of cumulative preferred shares underlying the depositary shares become subject to repurchase at the option of the holders, the holders may surrender their depositary receipts to the depositary and direct the depositary to instruct us to repurchase the deposited cumulative preferred shares at the price specified in the applicable prospectus supplement. If we have sufficient funds available, we will, upon receipt of the instructions, repurchase the requisite whole number of shares of cumulative preferred shares from the depositary, which will, in turn, repurchase the depositary receipts. However, holders of depositary receipts will only be entitled to request the repurchase of a number of depositary shares that represents in total one or more whole shares of the underlying cumulative preferred shares. The repurchase price per depositary share will equal the repurchase price per share of the underlying cumulative preferred shares multiplied by the fraction of that share represented by one depositary share. If the depositary shares evidenced by any depositary receipt are repurchased in part only, the depositary will issue one or more new depositary receipts representing the depositary shares not repurchased.
Voting of Deposited Cumulative Preferred Shares
     Upon receipt of notice of any meeting at which the holders of the series of cumulative preferred shares underlying the depositary shares are entitled to vote, the depositary will mail information about the meeting to the record holders of the related depositary receipts. Each record holder of depositary receipts on the record date (which will be the same date as the record date for the holders of the related cumulative preferred shares) will be entitled to instruct the depositary as to how to vote the cumulative preferred shares underlying the holder’s depositary shares. The depositary will try, if practicable, to vote the number of shares of cumulative preferred shares underlying the depositary shares according to the instructions it receives. We will agree to take all action requested and considered necessary by the depositary to enable it to vote the cumulative preferred shares in that manner. The depositary will not vote any shares of cumulative preferred shares for which it does not receive specific instructions from the holders of the depositary receipts.

Conversion and Exchange of Deposited Cumulative Preferred Shares
     If we provide for the exchange of the cumulative preferred shares underlying the depositary shares, the depositary will exchange, as of the same exchange date, that number of depositary shares representing the cumulative preferred shares to be exchanged, so long as we have issued and deposited with the depositary the securities for which the cumulative preferred shares are to be exchanged. The exchange rate per depositary share will equal the exchange rate per share of the underlying cumulative preferred shares multiplied by the fraction of that share represented by one depositary share. If less than all of the depositary shares are exchanged, the depositary shares to be exchanged will be selected by the depositary by lot or pro rata or other equitable method, as we determine. If the depositary shares evidenced by a depositary receipt are exchanged in part only, the depositary will issue one or more new depositary receipts representing the depositary shares not exchanged.
     Depositary shares may not be converted or exchanged for other securities or property at the option of the holders. However, if shares of cumulative preferred shares underlying the depositary shares are converted into or exchanged for other securities at the option of the holders, the holders may surrender their depositary receipts to the depositary and direct the depositary to instruct us to convert or exchange the deposited cumulative preferred shares into the whole number or principal amount of securities specified in the applicable prospectus supplement. Upon receipt of instructions, we will cause the conversion or exchange and deliver to the holders the whole number or principal amount of our securities and cash in lieu of any fractional security. The exchange or conversion rate per depositary share will equal the exchange or conversion rate per share of the underlying cumulative preferred shares multiplied by the fraction of that cumulative preferred shares represented by one depositary share. If the depositary shares evidenced by a depositary receipt are converted or exchanged in part only, the depositary will issue a new depositary receipt evidencing any depositary shares not converted or exchanged.
Amendment and Termination of the Deposit Agreement
     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of depositary receipts will not be effective unless the amendment has been approved by the record holders of at least a majority of the depositary receipts. A deposit agreement may be terminated only if all related outstanding depositary shares have been redeemed or there has been a final distribution on the underlying cumulative preferred shares in connection with our liquidation, dissolution or winding up, and the distribution has been distributed to the holders of the related depositary receipts.
Charges of Depositary
     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary for the initial deposit of the cumulative preferred shares and any redemption of the cumulative preferred shares. Holders of depositary receipts will pay transfer and other taxes and governmental charges and any other charges that are stated in the deposit agreement to be their responsibility.
Miscellaneous
     The depositary will forward to the holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the underlying cumulative preferred shares.

     Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or cumulative preferred shares unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants or upon information provided by persons presenting cumulative preferred shares for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.
Resignation and Removal of Depositary
     The depositary may resign at any time by delivering notice to us. We also may at any time remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery to us of notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.
DESCRIPTION OF DEBT SECURITIES
     This section describes the general terms and provisions of the debt securities that we may offer using this prospectus and the related indenture. This section is only a summary and does not purport to be complete. You must look to the relevant form of debt security and the related indenture for a full understanding of all terms of any series of debt securities. The form of debt security and the related indenture have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.
     A prospectus supplement will describe the specific terms of any particular series of debt securities offered under that prospectus supplement, including any of the terms in this section that will not apply to that series, and any special considerations, including tax considerations, applicable to investing in those debt securities. In some instances, certain of the precise terms of debt securities you are offered may be described in a further prospectus supplement, known as a pricing supplement.
General
     We will issue the debt securities in one or more series under the indenture dated as of November 1, 1997, as amended by the First Supplemental Indenture dated as of July 1, 2009, between us and U.S. Bank National Association (formerly First Trust National Association), as trustee. The indenture does not limit the amount of debt securities that we may issue under it at any time. We may issue additional debt securities under the indenture in one or more series from time to time with terms different from those of other debt securities already issued under the indenture. In this section, we include references in parentheses to specific sections of the indenture.
Ranking
     The debt securities will be our unsecured and unsubordinated obligations and will rank equally and ratably with our other current and future unsecured and unsubordinated debt. As of July 1, 2009, we and our subsidiaries had approximately $538 million of debt, none of which was outstanding under the indenture. The debt securities will be subordinated to all of our secured debt (as to the collateral pledged to secure this debt). As of July 1, 2009, we had no secured debt. In addition, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the debt securities will be effectively subordinated to debt and other obligations at the subsidiary level because, as the common shareholder of our direct and indirect subsidiaries, we will be subject to the prior claims of creditors of our subsidiaries. As of July 1, 2009, our subsidiaries had approximately $364 million of aggregate outstanding debt. Our obligations under our $200 million revolving credit facility and our $50 million of debt issued in December 2007 are guaranteed by our wholly-owned subsidiary, Varistar Corporation, and certain of its wholly-owned subsidiaries. The indenture does not restrict the amount of secured or unsecured debt that we or our subsidiaries may incur.
Terms
     The prospectus supplement, including any separate pricing supplement, relating to a series of debt securities that we offer using this prospectus will describe the following terms of that series, if applicable:
•	the title of the offered debt securities;

•	any limit on the aggregate principal amount of the offered debt securities;

•	the person or persons to whom interest on the offered debt securities will be payable if other than the persons in whose names the debt securities are registered;

•	the date or dates on which the principal of the offered debt securities will be payable;

•	the rate or rates, which may be fixed or variable, and/or the method of determination of the rate or rates at which the offered debt securities will bear interest, if any;

•	the date or dates from which interest, if any, will accrue, the interest payment dates on which interest will be payable and the regular record date for any interest payable on any interest payment date;

•	the place or places where
•	the principal of or any premium or interest on the offered debt securities will be payable;

•	registration of transfer may be effected;

•	exchanges may be effected; and

•	notices and demands to or upon us may be served;
•	the security registrar for the offered debt securities and, if such is the case, that the principal of the offered debt securities will be payable without presentment or surrender thereof;

•	the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which any of the offered debt securities may be redeemed, in whole or in part, at our option;

•	our obligation or obligations, if any, to redeem or purchase any of the offered debt securities pursuant to any sinking fund or other mandatory redemption provisions or at the option of the holder, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which any of the offered debt securities will be redeemed or purchased, in whole or in part, pursuant to that obligation, and applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the holder;

•	the denominations in which the offered debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than the currency of the United States, the currency or currencies, including composite currencies, in which payment of the principal of and any premium and interest on the offered debt securities will be payable;

•	if the principal of or any premium or interest on any of the offered debt securities will be payable, at the election of us or the holder, in a coin or currency other than in which the offered debt securities are stated to be payable, the period or periods within which and the terms and conditions upon which, the election will be made;

•	if the principal of or any premium or interest on the offered debt securities will be payable, or will be payable at the election of us or a holder, in securities or other property, the type and amount of securities or other property, or the formula or other method or other means by which the amount will be determined, and the period or periods within which, and the terms and conditions upon which, any such election may be made;

•	if the amount of payment of principal of or any premium or interest on the offered debt securities may be determined with reference to an index or other fact or event ascertainable outside the indenture, the manner in which the amounts will be determined;

•	if other than the principal amount of the offered debt securities, the portion of the principal amount of the offered debt securities which will be payable upon declaration of acceleration of the maturity;

•	any addition to the events of default applicable to the offered debt securities and any addition to our covenants for the benefit of the holders of the offered debt securities;

•	the terms, if any, pursuant to which the offered debt securities may be converted into or exchanged for shares of our capital stock or other securities or any other person;

•	the obligations or instruments, if any, which will be considered to be eligible obligations for the offered debt securities denominated in a currency other than U.S. dollars or in a composite currency, and any additional or alternative provisions for the reinstatement of our indebtedness in respect of the debt securities after the satisfaction and discharge thereof;

•	if the offered debt securities will be issued in global form, any limitations on the rights of the holder to transfer or exchange the same or obtain the registration of transfer and to obtain certificates in definitive form in lieu of temporary form, and any and all other matters incidental to such debt securities;

•	if the offered debt securities will be issuable as bearer securities;

•	any limitations on the rights of the holders of the offered debt securities to transfer or exchange the debt securities or to obtain the registration of transfer, and if a service charge will be made for the registration of transfer or exchange of the offered debt securities, the amount or terms thereof;

•	any exceptions to the provisions governing payments due on legal holidays or any variations in the definition of business day with respect to the offered debt securities; and

•	any other terms of the offered debt securities, or any tranche thereof, not inconsistent with the provisions of the indenture. (Section 301)
     Although debt securities offered by this prospectus will be issued under the indenture, there is no requirement that we issue future debt securities under the indenture. Accordingly, we may use other indentures or documentation containing different provisions in connection with future issuances of our debt.
     We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. The prospectus supplement relating to those debt securities will describe the federal income tax consequences and other special considerations applicable to them. In addition, if we issue any debt securities denominated in foreign currencies or currency units, the prospectus supplement relating to those debt securities will also describe any federal income tax consequences and other special considerations applicable to them.
     The indenture does not contain covenants or other provisions designed to afford holders of debt securities protection in the event of a highly-leveraged transaction or change of control involving us. If this protection is provided for the offered debt securities, we will describe the applicable provisions in the prospectus supplement relating to those debt securities.
Form, Exchange and Transfer
     Unless the applicable prospectus supplement specifies otherwise, we will issue the debt securities only in fully registered form without interest coupons and in denominations of $1,000 and integral multiples of $1,000. (Sections 201 and 302)
     At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities, debt securities of any series will be exchangeable for other debt securities of the same series, of any authorized denomination and of like tenor and aggregate principal amount. (Section 305)
     Subject to the terms of the indenture and the limitations applicable to global securities, holders may present debt securities for exchange as provided above and for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless the applicable prospectus supplement indicates otherwise, no service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge associated with the transfer or exchange. Debt securities presented or surrendered for registration of transfer or exchange must (if so required by us, the trustee or the security registrar) be duly endorsed or accompanied by an executed written instrument of transfer in form satisfactory to us, the trustee or the security registrar. (Section 305) Any transfer agent (in addition to the security registrar) initially designated by us for the offered debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts. We are required to maintain a transfer agent in each place of payment for the debt securities of a particular series. We may maintain an office that performs the functions of the transfer agent. (Section

602) Unless the applicable prospectus supplement specifies otherwise, the trustee will act as security registrar and transfer agent with respect to each series of debt securities offered by this prospectus.
     We will not be required to execute or register the transfer or exchange of debt securities, or any tranche thereof, during a period of 15 days preceding the notice to be given identifying the debt securities called for redemption, or any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities being redeemed in part. (Section 305)
     If a debt security is issued as a global security, only the depositary or its nominee as the sole holder of the debt security will be entitled to transfer and exchange the debt security as described in this prospectus under “— Global Securities.”
Payment and Paying Agent
     Unless the applicable prospectus supplement indicates otherwise, we will pay interest on the offered debt securities on any interest payment date to the person in whose name the debt security is registered at the close of business on the regular record date. (Section 307)
     Unless the applicable prospectus supplement indicates otherwise, we will pay the principal of and any premium and interest on the offered debt securities at the office of the paying agent or paying agents as we may designate for that purpose from time to time. Unless the applicable prospectus supplement indicates otherwise, the corporate trust office of the trustee in New York, New York will be our sole paying agent for payment for each series of debt securities. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. We are required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Section 602)
     Any moneys deposited by us with the trustee or any paying agent for the payment of the principal of or any premium or interest on any offered debt securities which remain unclaimed at the end of two years after the applicable payment has become due and payable will be paid to us. The holder of that debt security, as an unsecured general creditor and not as a holder, thereafter may look only to us for the payment. (Section 603)
Redemption
     Any terms for the optional or mandatory redemption of the offered debt securities will be set forth in the applicable prospectus supplement. Except as otherwise provided in the applicable prospectus supplement with respect to debt securities that are redeemable at the option of the holder, the offered debt securities will be redeemable only upon notice by mail not less than 30 days nor more than 60 days prior to the redemption date. If less than all the debt securities of a series, or any tranche thereof, are to be redeemed, the particular debt securities to be redeemed will be selected by the securities registrar by the method as provided for the particular series, or in the absence of any such provision, by such method of random selection as the security registrar deems fair and appropriate. (Sections 403 and 404)
     Any notice of redemption at our option may state that the redemption will be conditional upon receipt by the paying agent or agents, on or prior to the redemption date, of money sufficient to pay the principal of and any premium and interest on the offered debt securities. If sufficient money has not been so received, the notice will be of no force and effect and we will not be required to redeem the debt securities. (Section 404)

Consolidation, Merger, Conveyance or Other Transfer
     Under the terms of the indenture, we may not consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:
•	the corporation formed by the consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety is a person organized and existing under the laws of the United States, any state thereof or the District of Columbia and assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel as provided in the indenture. (Section 1101)
Events of Default
     Each of the following will constitute an “Event of Default” under the indenture with respect to any series of debt securities:
•	failure to pay any interest on any debt securities of that series within 60 days after the same becomes due and payable;

•	failure to pay principal of or premium, if any, on any debt securities of that series within three business days after the same becomes due and payable;

•	failure to perform or breach of any of our other covenants or warranties in the indenture (other than a covenant or warranty in the indenture solely for the benefit of a series of debt securities other than that series) for 60 days after written notice to us by the trustee, or to us and the trustee by the holders of at least 33% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	the occurrence of events of bankruptcy, insolvency or reorganization relating to us; and

•	any other Event of Default specified in the applicable prospectus supplement with respect to debt securities of a particular series. (Section 801)
     An Event of Default with respect to a series of debt securities may not necessarily constitute an Event of Default with respect to debt securities of any other series issued under the indenture.
     If an Event of Default with respect to any series of debt securities occurs and is continuing, then either the trustee or the holders of not less than 33% in principal amount of the outstanding debt securities of that series may declare the principal amount (or if the debt securities of that series are original issue discount securities, such portion of the principal amount thereof as may be specified in the applicable prospectus supplement) of all of the debt securities of that series to be due and payable immediately. However, if an Event of Default occurs and is continuing with respect to more than one series of debt securities, the trustee or the holders of not less than 33% in aggregate principal amount of the outstanding securities of all such series, considered as one class, may make the declaration of acceleration and not the holders of the debt securities of any one of such series. (Section 802) There is no automatic acceleration, even in the event of our bankruptcy or insolvency.
     Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder has offered to the trustee reasonable security or indemnity. (Section 903) Subject to the provisions of the indemnification of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all those series, considered as one class, will have this right, and not the holders of any one series of debt securities. (Section 812)
     No holder of debt securities of any series will have any right to institute any proceeding related to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:
•	the holder has previously given written notice to the trustee of a continuing Event of Default with respect to the debt securities of that series;

•	the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series have made written request to the trustee, and offered reasonable indemnity to the trustee, to institute the proceeding as trustee; and

•	the trustee has failed to institute the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after the notice, request and offer. (Section 807)
     Notwithstanding the provisions described in the immediately preceding paragraph or any other provision of the indenture, the holder of any debt security will have the right, which is absolute and unconditional, to receive payment of the principal, premium, if any, and interest on that debt security and to institute suit for enforcement of any payment, and that right will not be impaired without consent of that holder. (Section 808)
     We will be required to furnish to the trustee annually, not later than October in each year, a statement by an appropriate officer as to the officer’s knowledge of our compliance with all conditions and covenants under the indenture, such compliance to be determined without regard to any period of grace or requirement of notice under the indenture. (Section 606)
Right to Cure
     At any time after the declaration of acceleration with respect to a series of debt securities has been made but before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and the declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:
•	we have paid or deposited with the trustee a sum sufficient to pay:

•	all overdue interest, if any, on all debt securities of that series;

•	the principal of and premium, if any, on any debt securities of that series which have become due otherwise than by that declaration of acceleration and interest thereon at the rate or rates prescribed in the debt securities;

•	interest upon overdue interest, if any, at the rate or rates prescribed in the debt securities, to the extent payment of that interest is lawful; and

•	all amounts due to the trustee under the indenture; and
•	any other Event of Default with respect to the debt securities of that series, other than the non-payment of the principal of the debt securities of that series which has become due solely by the declaration of acceleration, have been cured or waived as provided in the indenture. (Section 802)
Modification and Waiver
     Without the consent of any holder of debt securities, we and the trustee may enter into one or more supplemental indentures to the indenture for any of the following purposes:
•	to evidence the assumption by any permitted successor to us of our covenants under the indenture and the debt securities;

•	to add to our covenants or other provisions for the benefit of the holders of all or any series of outstanding debt securities or to surrender any right or power conferred upon us by the indenture;

•	to add any additional Events of Default with respect to all or any series of outstanding debt securities;

•	to change or eliminate any provision of the indenture or to add any new provision to the indenture, provided that if the change, elimination or addition will adversely affect the interests of the holders of any series of debt securities in any material respect, that change, elimination or addition will become effective with respect to that series only when the consent of the holders of that series so affected has been obtained or when there is no outstanding debt security of that series under the indenture;

•	to provide collateral security for the debt securities;

•	to establish the form or terms of any series of debt securities as permitted by the indenture;

•	to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for giving of notice to, and the solicitation of the vote or consent of, the holders thereof and for any and all other matters incidental thereto;

•	to evidence and provide for the acceptance of appointment of a separate or successor trustee under the indenture with respect to debt securities of one or more series and to add or to change any of the provisions of the indenture as will be necessary to provide for or to facilitate the administration of the trusts under the indenture by more than one trustee;

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of debt securities;

•	to change any place where
•	the principal of and any premium and interest on any debt securities will be payable;

•	any debt securities may be surrendered for registration of transfer or exchange; or

•	notices and demands to or upon us in respect of the debt securities and indenture may be served; or
•	to cure any ambiguity, to correct or supplement any defective or inconsistent provision or to make or change any other provisions with respect to matters and questions arising under the indenture, provided that action does not adversely affect the interests of the holders of debt securities of any series in any material respect. (Section 1201)
     The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive our compliance with some restrictive provisions of the indenture. (Section 607) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default
•	in the payment of principal, premium or interest; and

•	related to certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected. (Section 813)
     Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the indenture in such a way as to require changes to the indenture or the incorporation of additional provisions or so as to permit changes to, or the elimination of provisions which, at the date of the indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination. We and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect such amendment. (Section 1201)
     Except as provided above, the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of the indenture pursuant to one or more supplemental indentures. However, if less than all of the series of outstanding debt securities are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of outstanding debt securities of all series so directly affected, considered as one class, will be required. Further, if the debt securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all, tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding debt securities of all tranches so directly affected, considered as one class, will be required.
     Without the consent of each holder of debt securities affected by the modification, no supplemental indenture may:

•	change the stated maturity of the principal of or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of the debt security;

•	reduce the rate of interest on the debt security (or the amount of any installment of interest thereon) or change the method of calculating the rate;

•	reduce any premium payable upon redemption of the debt security;

•	reduce the amount of the principal of any original issue discount security that would be due and payable upon a declaration of acceleration of maturity;

•	change the coin or currency (or other property) in which any debt security or any premium or the interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding debt securities of any series, or any tranche thereof, the consent of the holders of which is required for any such supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with any provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

•	modify certain of the provisions of the indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the debt securities of any series, or any tranche thereof.
     A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of one or more particular series of debt securities or one or more tranches thereof, or modifies the rights of the holders of debt securities of that series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of the holders of the debt securities of any other series or tranche. (Section 1202)
     The indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture as of any date, or whether or not a quorum is present at a meeting of holders:
•	debt securities owned by us or any other obligor upon the debt securities or any affiliate of ours or of such other obligor (unless we, the affiliate or the obligor own all securities outstanding under the indenture, or all outstanding debt securities of each such series and each such tranche, as the case may be, determined without regard to this clause) will be disregarded and deemed not to be outstanding;

•	the principal amount of an original issue discount security that will be deemed to be outstanding for such purposes will be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof as provided in the indenture; and

•	the principal amount of a debt security denominated in one or more foreign currencies or a composite currency that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of the debt security (or, in the case of a debt security described in second bullet above, of the amount described in that clause). (Section 101)
     If we solicit from holders any request, demand, authorization, direction, notice, consent, election, waiver or other act, we may, at our option, by board resolution, fix in advance a record date for the determination of holders entitled to give such request, demand, authorization, direction, notice, consent, election, waiver or other act. If a record date is fixed, such request, demand, authorization, direction, notice, consent, election, waiver or other act may be given before or after that record date, but only the holders of record at the close of business on the record date will be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding debt securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, election, waiver or other act, and for that purpose the outstanding debt securities will be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same debt security and the holder of every debt security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the trustee or us in reliance thereon, whether or not notation of that action is made upon the debt security. (Section 104)
Defeasance
     Unless the applicable prospectus supplement otherwise indicates, any debt securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the indenture, and, at our election, our entire indebtedness in respect of the debt securities will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the trustee or any paying agent (other than us), in trust: (a) money in an amount which will be sufficient, or (b) eligible obligations (as described below), which do not contain provisions permitting the redemption or other prepaying at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with money, if any, deposited with or held by the trustee or the paying agent, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and any premium and interest due and to become due on the debt securities or portions thereof. (Section 701)
     For this purpose, unless the applicable prospectus supplement otherwise indicates, eligible obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof. (Section 101)
Resignation of Trustee
     The trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of the outstanding debt securities of a series. No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a trustee appointed by act of the holders of a majority in principal amount of the outstanding debt securities, if we have delivered to the trustee a board resolution appointing a successor trustee and the successor has accepted the appointment in accordance with the terms of the indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture. (Section 910)
Notices
     Notices to holders of debt securities will be given by mail to the addresses of the holders as they appear in the security register. (Section 106)
Title
     We, the trustee and any agent of ours or the trustee may treat the person in whose name a debt security is registered as the absolute owner (whether or not the debt security may be overdue) for the purpose of making payment and for all other purposes. (Section 308)
Governing Law
     The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent the law of any other jurisdiction is mandatorily applicable. (Section 112)
Limitation on Suits
     The indenture limits a holder’s right to institute any proceeding with respect to the indenture, the appointment of a receiver or trustee, or for any other remedy under the indenture. (Section 807)
Maintenance of Properties
     A provision in the indenture provides that we will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all our properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order and will cause (or, with respect to property owned in common with others, make reasonable effort to cause) to be made all necessary repairs, renewals, replacements, betterments and improvements, all as, in our judgment, may be necessary so that the business carried on in connection therewith may be properly conducted. However, nothing in this provision will prevent us from discontinuing, or causing the discontinuance of the operation and maintenance of any of our properties if the discontinuance is, in our judgment, desirable in the conduct of our business. (Section 605)
Concerning the Trustee
     U.S. Bank National Association, the trustee under the indenture, acts as agent for participants in our Automatic Dividend Reinvestment and Share Purchase Plan. In the ordinary course of business, U.S. Bank National Association and its affiliates have engaged, and may in the future engage, in commercial or investment banking transactions with us and our affiliates.
Global Securities
     We may issue a series of debt securities offered by this prospectus, in whole or in part, in the form of one or more global securities, which will have an aggregate principal amount equal to that of the debt securities represented thereby.

     Unless it is exchanged in whole or in part for the individual debt securities it represents, a global security may be transferred only as a whole
•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.
     We will describe the specific terms of the depositary arrangement related to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.
     Each global security will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement and will be deposited with the depositary or its nominee or a custodian. The global security will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below and any other matters as may be provided in the indenture.
     As long as the depositary, or its nominee, is the registered holder of the global security, the depositary or nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in limited circumstances, owners of beneficial interests in a global security:
•	will not be entitled to have the global security or any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered to be the owners or holders under the indenture relating to those debt securities.
     All payments of principal of and any premium and interest on a global security will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing these debt securities. The laws of some states require that some purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.
     Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee, which institutions we refer to as the participants, and to persons that may hold beneficial interests through participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effective only through, records maintained by the depositary and its participants. Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. Neither we, the trustee nor any of our or the trustee’s agents will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to beneficial interests.

DESCRIPTION OF SECURITIES WARRANTS
     This section summarizes the general terms and provisions of the securities warrants represented by warrant agreements and warrant certificates that we may offer using this prospectus. The securities warrants may be issued for the purchase of common shares, cumulative preferred shares or debt securities. This section is only a summary and does not purport to be complete. You must look at the applicable forms of warrant agreement and warrant certificate for a full understanding of the specific terms of any securities warrant. The forms of the warrant agreement and the warrant certificate will be filed or incorporated by reference as exhibits to the registration statement to which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.
     A prospectus supplement will describe the specific terms of the securities warrants offered under that prospectus supplement, including any of the terms in this section that will not apply to those securities warrants, and any special considerations, including tax considerations, applicable to investing in those securities warrants.
General
     We may issue securities warrants alone or together with other securities offered by the applicable prospectus supplement. Securities warrants may be attached to or separate from those securities. Each series of securities warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders or beneficial owners of the securities warrants.
     The prospectus supplement relating to any securities warrants that we offer using this prospectus will describe the following terms of those securities warrants, if applicable:
•	the offering price;

•	the currencies in which the securities warrants will be offered;

•	the designation, total principal amount, currencies, denominations and terms of the series of debt securities that may be purchased upon exercise of the securities warrants;

•	the principal amount of the series of debt securities that may be purchased if a holder exercises the securities warrants and the price at which and currencies in which the principal amount may be purchased upon exercise;

•	the total number of shares that may be purchased if all of the holders exercise the securities warrants and, in the case of securities warrants for the purchase of cumulative preferred shares, the designation, total number and terms of the series of cumulative preferred shares that can be purchased upon exercise of the securities warrants;

•	the number of shares of cumulative preferred shares or common shares that may be purchased if a holder exercises any one securities warrant and the price at which and currencies in which the cumulative preferred shares or common shares may be purchased upon exercise;

•	the designation and terms of any series of securities with which the securities warrants are being offered, and the number of securities warrants offered with each security;

•	the date on and after which the holder of the securities warrants can transfer them separately from the related series of securities;

•	the date on which the right to exercise the securities warrants begins and expires;

•	the triggering event and the terms upon which the exercise price and the number of underlying securities that the securities warrants are exercisable into may be adjusted;

•	whether the securities warrants will be issued in registered or bearer form;

•	the identity of any warrant agent with respect to the securities warrants and the terms of the warrant agency agreement with that warrant agent;

•	a discussion of material U.S. federal income tax consequences; and

•	any other terms of the securities warrants.
     A holder of securities warrants may
•	exchange them for new securities warrants of different denominations;

•	present them for registration of transfer, if they are in registered form; and

•	exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.
     Until the securities warrants are exercised, holders of the securities warrants will not have any of the rights of holders of the underlying securities.
Exercise of Securities Warrants
     Each holder of a securities warrant is entitled to purchase the number of common shares or cumulative preferred shares or the principal amount of debt securities, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised securities warrants will become void.
     Holders of securities warrants may exercise them by
•	delivering to the warrant agent the payment required to purchase the underlying securities, as stated in the applicable prospectus supplement;

•	properly completing and signing the reverse side of their warrant certificate(s), if any, or other exercise documentation; and

•	delivering their warrant certificate(s), if any, or other exercise documentation to the warrant agent within the time specified by the applicable prospectus supplement.
     If you comply with the procedures described above, your securities warrants will be considered to have been exercised when warrant agent receives payment of the exercise price. As soon as practicable after you have completed these procedures, we will issue and deliver to you the common shares, cumulative preferred shares or debt securities, as the case may be, that you purchased upon exercise. If you exercise fewer than all of the securities warrants represented by a warrant certificate, we will issue to you a new warrant certificate for the unexercised amount of securities warrants.
Amendments and Supplements to Warrant Agreements
     We may amend or supplement a warrant agreement or warrant certificates without the consent of the holders of the securities warrants if the changes are not inconsistent with the provisions of the securities warrants and do not adversely affect the interests of the holders.
DESCRIPTION OF UNITS
     We may, from time to time, issue units comprised of one or more of the other securities described in this prospectus in any combination. A prospectus supplement will describe the specific terms of the units offered under that prospectus supplement, and any special considerations, including tax considerations, applicable to investing in those units. You must look at the applicable prospectus supplement and any applicable unit agreement for a full understanding of the specific terms of any units. The form of unit agreement will be filed or incorporated by reference as an exhibit to the registration statement to which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.
PLAN OF DISTRIBUTION
     We may offer and sell the securities offered by this prospectus in any of three ways:
•	through agents;

•	through underwriters or dealers; or

•	directly to one or more purchasers.
     The securities may be distributed from time to time in one or more transactions at negotiated prices, at a fixed price (that is subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to the prevailing market prices.
     The applicable prospectus supplement will set forth the specific terms of the offering of securities, including:
•	the securities offered;

•	the price of the securities;

•	the proceeds to us from the sale of the securities;

•	the names of the securities exchanges, if any, on which the securities are listed;

•	the name of the underwriters or agents, if any;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions allowed or paid to dealers.

     We may authorize underwriters, dealers and agents to solicit offers from specified institutions to purchase the securities from us at the public offering price listed in the applicable prospectus supplement. These sales may be made under “delayed delivery contracts” that provide for payment and delivery on a specified future date. Any contracts like this will be subject to the conditions listed in the applicable prospectus supplement. The applicable prospectus supplement also will state the commission to be paid to underwriters, dealers and agents who solicit these contracts.
     We may make sales of our common shares to or through one or more underwriters or agents in at-the-market offerings. We will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell the common shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such distribution agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agent. The distribution agreement may provide that any common shares sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding net proceeds to us or commissions to be paid are impossible to determine and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or dealers may agree to solicit offers to purchase, blocks of our common shares. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. To the extent that any named underwriter or agent acts as principal pursuant to the terms of a distribution agreement, or if we offer to sell our common shares through another broker dealer acting as underwriter, then such named underwriter may engage in certain transactions that stabilize, maintain or otherwise affect the price of our common shares. We will describe any such activities in the prospectus supplement relating to the transaction. To the extent that any named broker dealer or agent acts as agent on a best efforts basis pursuant to the terms of a distribution agreement, such broker dealer or agent will not engage in any such stabilization transactions.
     Any underwriter, dealer or agent who participates in the distribution of an offering of securities may be considered by the SEC to be an underwriter under the Securities Act. Any discounts or commissions received by an underwriter, dealer or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act. We may agree to indemnify any underwriters, dealers and agents against or contribute to any payments the underwriters, dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.
     Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase any offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.
     Unless otherwise indicated in the applicable prospectus supplement and other than our common shares, all securities we offer using this prospectus will be new issues of securities with no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. We cannot assure you that a secondary trading market for any of the securities will ever develop or, if one develops, that it will be maintained or provide any significant liquidity.

VALIDITY OF SECURITIES
     The validity of the securities offered by this prospectus will be passed upon for us by Dorsey & Whitney LLP.
EXPERTS
     The consolidated financial statements incorporated in this prospectus by reference from Otter Tail Corporation’s Annual Report on Form 10-K and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities and their copy charges.
     The SEC allows us to incorporate by reference the information we file with them. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:
•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	Current Reports on Form 8-K filed on April 24, 2009, May 5, 2009, June 26, 2009 and July 1, 2009; and

•	the description of our common shares contained in any registration statement on Form 8-A that we have filed, and any amendment or report filed for the purpose of updating this description.
     We also are incorporating by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus until we sell all of the securities offered by this prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information.
     You can obtain a copy of any documents which are incorporated by reference in this prospectus or prospectus supplement, except for exhibits which are specifically incorporated by reference into those documents, at no cost, by writing or telephoning us at:
Otter Tail Corporation
Shareholder Services Department
215 South Cascade Street, Box 496
Fergus Falls, Minnesota 56538-0496
(800) 664-1259 (toll free)
(218) 739-8479 (locally)

     You should rely only on the information contained or incorporated by reference in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different information. We are not offering to sell the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 15. Indemnification of Directors and Officers
     Minnesota Statutes Section 302A.521 contains detailed provisions for indemnification of directors and officers of domestic or foreign corporations under certain circumstances and subject to certain limitations.
     Article VIII of the Bylaws of Otter Tail Corporation (the “Registrant”) contains provisions for indemnification of its directors and officers consistent with the provisions of Minnesota Statutes, Section 302A.521.
     Article X of the Restated Articles of Incorporation of the Registrant provides that a director shall not be liable to the Registrant or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when said Article X became effective.
     The Registrant has obtained insurance policies indemnifying the Registrant and the Registrant’s directors and officers against certain civil liabilities and related expenses.
Item 16. Exhibits

Number	Description
2.1	Plan of Merger, dated as of June 30, 2009, by and among Otter Tail Corporation, Otter Tail Holding Company and Otter Tail Merger Sub Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Otter Tail Corporation, the predecessor company, filed with the Commission on July 1, 2009).

3.1	Restated Articles of Incorporation of the Registrant (including resolutions creating outstanding series of Cumulative Preferred Shares) (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K of the Registrant filed with the Commission on July 1, 2009).

3.2	Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K of the Registrant filed with the Commission on July 1, 2009).

4.1	First Supplemental Indenture, dated as of July 1, 2009, between the Registrant and U.S. Bank National Association, as Trustee, to the Indenture (For Unsecured Debt Securities) dated as of November 1, 1997 between Otter Tail Corporation (now known as Otter Tail Power Company) and U.S. Bank National Association (formerly First Trust National Association), as Trustee (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of the Registrant filed with the Commission on July 1, 2009).

5.1*	Opinion of Dorsey & Whitney LLP.

Number	Description
23.1*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Power of Attorney.

*	Filed herewith.
Item 17. Undertakings
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fergus Falls, State of Minnesota, on July 1, 2009.

OTTER TAIL CORPORATION
By:	/s/ Kevin G. Moug
Kevin G. Moug
Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to this registration statement has been signed on July 1, 2009 by the following persons in the capacities indicated.

Signature	Title

* John D. Erickson	President and Chief Executive Officer and Director (principal executive officer)

/s/ Kevin G. Moug Kevin G. Moug	Chief Financial Officer (principal financial and accounting officer)

* John C. MacFarlane	Chairman of the Board and Director

* Karen M. Bohn	Director

* Arvid R. Liebe	Director

* Edward J. McIntyre	Director

* Nathan I. Partain	Director

* Joyce Nelson Schuette	Director

* Gary J. Spies	Director

* James B. Stake	Director

*	By:	/s/ Kevin G. Moug	Attorney-in-fact for the persons indicated above with an *

Kevin G. Moug Pro Se and Attorney-in-Fact

EXHIBIT INDEX

Number	Description
2.1	Plan of Merger, dated as of June 30, 2009, by and among Otter Tail Corporation, Otter Tail Holding Company and Otter Tail Merger Sub Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Otter Tail Corporation, the predecessor company, filed with the Commission on July 1, 2009).

3.1	Restated Articles of Incorporation of the Registrant (including resolutions creating outstanding series of Cumulative Preferred Shares) (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K of the Registrant filed with the Commission on July 1, 2009).

3.2	Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K of the Registrant filed with the Commission on July 1, 2009).

4.1	First Supplemental Indenture, dated as of July 1, 2009, between the Registrant and U.S. Bank National Association, as Trustee, to the Indenture (For Unsecured Debt Securities) dated as of November 1, 1997 between Otter Tail Corporation (now known as Otter Tail Power Company) and U.S. Bank National Association (formerly First Trust National Association), as Trustee (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of the Registrant filed with the Commission on July 1, 2009).

5.1*	Opinion of Dorsey & Whitney LLP.

23.1*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Power of Attorney.

*	Filed herewith.